      As filed with the Securities and Exchange Commission on July 14, 1997

                                                      Registration No. 333-_____

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        COLLAGENEX PHARMACEUTICALS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
         (State or Other Jurisdiction of Incorporation or Organization)

                                   52-1758016
                      (I.R.S. Employer Identification No.)

               301 South State Street, Newtown, Pennsylvania 18940
              (Address of Principal Executive Offices) (Zip Code)

                       1992 Stock Option Plan, as amended
                                 1996 Stock Plan
            1996 Non-Employee Director Stock Option Plan, as amended
                            (Full Title of the Plan)

                            Brian M. Gallagher, Ph.D.
                      President and Chief Executive Officer
                        CollaGenex Pharmaceuticals, Inc.
               301 South State Street, Newtown, Pennsylvania 18940
                     (Name and Address of Agent For Service)

                                 (215) 579-7388
          (Telephone Number, Including Area Code, of Agent For Service)

                                    Copy to:

                              David J. Sorin, Esq.
                            Catherine M. Verna, Esq.
                               Buchanan Ingersoll
                              500 College Road East
                               Princeton, NJ 08540
                                 (609) 987-6800

                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                                       Proposed
                                                                       Maximum
                                                      Amount           Offering     Proposed Maximum
              Title Of Securities                      To Be          Price Per         Aggregate          Amount Of
               To Be Registered                    Registered(1)        Share        Offering Price    Registration Fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share
   Issuable pursuant to options previously
     granted under the 1992 Stock Option
     Plan, as amended .........................        260,704         $1.06(2)        $276,346(2)           $84
   Issuable pursuant to options to be granted
     under the 1996 Stock Plan.................        600,000         $11.44(3)       $6,864,000(3)         $2,080
   Issuable pursuant to options previously
     granted under the 1996 Stock Plan.........        150,000         $9.65(4)        $1,447,500(4)         $439
   Issuable pursuant to options to be granted
     under the 1996 Non-Employee Director
     Stock Option Plan, as amended.............        150,000         $11.44(3)       $1,716,000(3)         $520
   Issuable pursuant to options previously
     granted under the 1996 Non-Employee
     Director Stock Option Plan,
     as amended................................        150,000         $9.71(5)        $1,456,500(5)         $441
-------------------------------------------------------------------------------------------------------------------------
       TOTAL                                         1,310,704                         $11,760,346           $3,564
=========================================================================================================================

(1) For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been divided among five subtotals.


(2) Pursuant to Rule 457(h), these prices are calculated based on a weighted average exercise price of $1.06 per share covering 260,704 shares subject to stock options previously granted under the 1992 Stock Option Plan, as amended.


(3) Pursuant to Rule 457(h) and Rule 457(c), these prices are estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low price per share of the Registrant's Common Stock as reported on the Nasdaq National Market on July 9, 1997.


(4) Pursuant to Rule 457(h), these prices are calculated based on a weighted average exercise price of $9.65 per share covering 150,000 shares subject to stock options previously granted under the 1996 Stock Plan.


(5) Pursuant to Rule 457(h), these prices are calculated based on a weighted average exercise price of $9.71 per share covering 150,000 shares subject to stock options granted under the 1996 Non-Employee Director Stock Option Plan, as amended.

                                 ---------------

                                EXPLANATORY NOTE

         This Registration Statement has been filed by CollaGenex Pharmaceuticals, Inc. (the "Company") in order to register an aggregate of 1,310,704 shares of Common Stock, as follows: (i) 260,704 shares of Common Stock issuable pursuant to options previously granted under the 1992 Stock Option Plan, as amended (the "1992 Plan"); (ii) 600,000 shares of Common Stock issuable pursuant to options to be granted under the 1996 Stock Plan (the "1996 Stock Plan"); (iii) 150,000 shares of Common Stock issuable pursuant to options previously granted under the 1996 Stock Plan; (iv) 150,000 shares of Common Stock issuable pursuant to options to be granted under the 1996 Non-Employee Director Stock Option Plan, as amended (the "Director Plan"); and (v) 150,000 shares of Common Stock issuable pursuant to options previously granted under the Director Plan. The 1992 Plan was adopted by the Board of Directors of the Company on February 20, 1992 and approved by the stockholders of the Company on March 1, 1992. Each of the 1996 Stock Plan and the Director Plan was adopted by the Board of Directors of the Company on March 22, 1996 and approved by the stockholders of the Company on March 29, 1996. The 1992 Plan, the 1996 Stock Plan and the Director Plan are referred to hereinafter collectively as the "Plans".

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The document(s) containing the information specified by Part I of this Form S-8 will be sent or given to participants in the Plans listed on the cover page of this Registration Statement as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such document(s) are not being filed with the Commission but constitute (taken together with the documents incorporated by reference into this Registration Statement pursuant to
Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) (the "Section 10(a) Prospectus") of the Securities Act.

         The Company will provide a written statement to each participant of the Plans advising each such participant of the availability without charge, upon written or oral request, of the documents referred to under Item 3 -- "Incorporation of Documents by Reference" which have been incorporated in the
Section 10(a) Prospectus by reference, along with any other documents required to be delivered to employees pursuant to Rule 428(b) promulgated by the Commission under the Securities Act. Whenever updating information is required, the Company shall furnish promptly without charge to each participant in any of the Plans, upon written or oral request, a copy of all documents containing the applicable information regarding the Plans required by Part I that then constitute part of the Section 10(a) Prospectus, although documents previously furnished need not be re-delivered. Requests for such copies should be directed to the Chief Financial Officer, CollaGenex Pharmaceuticals, Inc., 301 South State Street, Newtown, Pennsylvania 18940. Telephone requests may be directed to
(215) 579-7388.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents which have been or will be filed with the Commission are incorporated herein by reference and in the Section 10(a) Prospectus by reference:

         (a) The Company's latest prospectus filed on April 4, 1997 pursuant to Rule 424(b) under the Securities Act.

         (b) All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since December 31, 1996.

         (c) The description of the Company's Common Stock, $.01 par value, which is contained in the Company's Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act in the form declared effective by the Commission on June 20, 1996, including any subsequent amendments or reports filed for the purpose of updating such description.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

         Article IX of the Registrant's By-laws specifies that the Registrant shall indemnify its directors, officers, employees and agents because he or she was or is a director, officer, employee or agent of the Corporation or was or is serving at the request of the Corporation as a director, officer, employee or agent of another entity to the full extent that such right of indemnity is permitted by the laws of the State of Delaware. This provision of the By-laws is deemed to be a contract between the Registrant and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the capital stock of the Company is required to adopt, amend or repeal such provision of the By-laws.

         The Registrant has executed indemnification agreements with each of its officers and directors pursuant to which the Registrant has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of the Company.

         Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director's fiduciary duty of care. This Section does not, however, limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, or from any transaction in which the director derived an improper personal benefit. This Section also will have no effect on claims arising under the federal securities laws. The Registrant's Amended and Restated Certificate of Incorporation limits the liability of its directors as authorized by Section 102(b)(7). The affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of the capital stock of the Company is required to amend such provisions.

         The Registrant has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of the Registrant (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

         At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any director or officer.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

       Exhibit                              Description
       Number                               -----------
       ------

          4.1              1992 Stock Option Plan, as amended.
          4.2              1996 Stock Plan.
          4.3              1996 Non-Employee Director Stock Option Plan, as
                           amended.
          5                Opinion of Buchanan Ingersoll.
         23.1              Consent of KPMG Peat Marwick LLP.
         23.2              Consent of Buchanan Ingersoll (contained in the
                           opinion filed as Exhibit 5).
         24                Power of Attorney (see "Power of Attorney" below).

ITEM 9.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newtown, state of Pennsylvania, on this 11th day of July, 1997.

                                    COLLAGENEX PHARMACEUTICALS, INC.

                                    By:  /s/ Brian M. Gallagher
                                         -------------------------------------
                                         Brian M. Gallagher, Ph.D.,
                                         President and Chief Executive Officer



                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Brian M. Gallagher, Ph.D. and Nancy C. Broadbent, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                                         TITLE                             DATE
              ---------                                         -----                             ----

/s/Brian M. Gallagher, Ph.D.                     President, Chief Executive Officer and       July 11, 1997
--------------------------------------           Director (Principal Executive Officer)
Brian M. Gallagher, Ph.D.


/s/Nancy C. Broadbent                            Chief Financial Officer, Treasurer and       July 11, 1997
--------------------------------------           Secretary (Principal Financial and
Nancy C. Broadbent                               Accounting Officer)



/s/Helmer P.K. Agersborg, Ph.D.                  Chairman of the Board and Director           July 11, 1997
--------------------------------------
Helmer P.K. Agersborg, Ph.D.


/s/James E. Daverman                             Director                                     July 11, 1997
--------------------------------------
James E. Daverman


/s/Robert J. Easton                              Director                                     July 11, 1997
--------------------------------------
Robert J. Easton


/s/Stephen W. Ritterbush, Ph.D.                  Director                                     July 11, 1997
--------------------------------------
Stephen W. Ritterbush, Ph.D.


/s/Pieter J. Schiller                            Director                                     July 11, 1997
--------------------------------------
Pieter J. Schiller


                                                 Director
--------------------------------------
Terence E. Winters, Ph.D.


/s/ Peter Barnett                                Director                                     July 11, 1997
--------------------------------------
Peter Barnett

                                 EXHIBIT INDEX

      Exhibit                                         Description                                         Page
      Number                                          -----------                                        Number
      ------                                                                                             ------
        4.1          1992 Stock Option Plan, as amended.
        4.2          1996 Stock Plan.
        4.3          1996 Non-Employee Director Stock Option Plan, as amended.
        5            Opinion of Buchanan Ingersoll.
        23.1         Consent of KPMG Peat Marwick LLP.
        23.2         Consent of Buchanan Ingersoll (contained in the opinion filed as Exhibit 5).
        24           Power of Attorney (included on signature page).